Exhibit 99.1

Granahan McCourt Acquisition Corporation

Acquisition Conference Call

September 11, 2008

Operator:                                                                                          Good afternoon, ladies and gentlemen, and welcome to the Granahan McCourt Acquisition Corporation Conference Call.  At this time, all participants are in a listen-only mode.  As a reminder, this call is being recorded today, Thursday, September 11, 2008.  The audio presentation will be webcast live and may be accessed by visiting the GMAC section of Granahan McCourt’s website at www.granahanmccourt.com.

Before we begin, we would like to remind everyone that this conference call could contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as relating to the Granahan McCourt or Granahan and Pro Brand International, or PBI, and their combined business after completion of the proposed transaction.  Forward-looking statements are statements that are not historical fact.  Such forward-looking statements are based upon current beliefs and expectations of Granahan and PBI’s management and are subject to risks and uncertainties which could cause actual results to differ materially from the forward-looking statements.  These risks and certainties are a cautionary language, are detailed in Granahan’s filings and the SEC, including the Amended Preliminary Proxy Statement relating to the proposed business combination filed on September 8, 2008 and its Annual Report on Form 10-K for Fiscal Year-End December 31, 2007 under the heading “Risk Factors.”  The risks and uncertainties also include risks and uncertainties regarding PBI including, among other things, changes in demand for PBI products, PBI’s dependence on significant customers, lack of long-term contracts governing the PBI customer and supplier relationships, PBI’s ability to retain its management and key personnel, PBI’s ability to adequately protect its intellectual property and the technologies completion in the PBI market, competitive pricing and continued pricing declines in PBI’s market, supplier constraints and the introduction of new products and services by competitors, the ability of PBI to manage costs and maintain product volumes, conditions in the telecommunication and wireless market, specifically, the economic condition generally, PBI’s ability to develop and market new technologies in a competitively advantageous manner, and PBI’s success at integrating acquired businesses in connection with the proposed business combination.  Granahan will file with the SEC a definitive Proxy Statement which will be mailed to Granahan stockholders.  Before making any voting decisions, Granahan stockholders are urged to read the Proxy Statement Prospectus regarding the business combination carefully because it will contain important information about the proposed transaction.

I would now like to David McCourt, Chairman and CEO of Granahan McCourt.  Please go ahead, sir.

David McCourt:                                                          Thank you, Operator, and thank you all for joining the call.  There’s just a—well, here with me is Philip Shou, the CEO of Pro Brand, as well as Patrick Tangney, the CFO of Granahan McCourt.  A couple of issues we’d like to cover this afternoon.  One is, obviously, the earnings that Patrick Tangney will go over in some level of detail.  But as well, we’d like to go over the key changes in the transaction, terms that we announced a couple of days ago as well as the impact that it will have on the key valuation metrics, and then maybe also touch on how we think this helps us to create a more compelling platform to build on than we even had before those changes.

Briefly, the first half of 2008, revenues increased by more than 20% year-over-year in the first half.  EBITDA increased by almost 10% year-over-year.  So, what does that mean?  Well, that means that the 2008 revenues are tracking about 45% of our revenue guidance for the full year of ‘08, and that’s consistent with last year’s revenue trend.  Each year, we try to go into the second half of the year with 40 or 45% of our budget under our belts, and this year we’re at the high end of that range.  And that’s the same that it’s been for the last decade, and that’s, obviously, because the second half of the year was always the stronger half of the year in our business which has some seasonality to it.  Just to remind you, the fourth quarter is always the strongest, the first quarter is the second strongest, the third quarter is the third strongest, and the second is always the quiet quarter.  So, we’re real happy with where we are halfway through the year, and that puts us right on track for our numbers, to hit our numbers for the full year.  So, we’re thrilled with that.  Patrick will go over those numbers in some sort of detail in a minute.

To touch on the key changes we made to the transaction, you know, we negotiated what we thought was a fair transaction originally, but the seller has agreed to certain concessions, so our initial purchase price has been reduced from 75 million to 65 million.  The cash stock component is reduced from a 55 cash, 20 million stock to a 50 and $15 million cash stock mix.  We’ve taken— management has taken their entire promote and now I made it subject to an earnout performance target.  What that means is that I don’t get paid unless we hit our budget.  I don’t get paid unless we hit our four-point strategy of more M&A of expanding to international markets and new products.  And even then, I would only get paid between 2009 and 2011, a third per year.  So, what that does is, it takes the initial share count and drops it by 3.2 million shares, 2.6 would be the management shares, and 0.6 would be the reduction in the purchase price I just talked about a minute ago that the seller gave us.  So, that means 3.2 million less shares outstanding obviously helps the valuation quite a bit.  The last change we made, and this was something we heard about while we were on the road, something that we were asked by investors to do, which is to take the earnout that the sellers get for hitting their budget between now and 2011 and significantly reducing it, capping it, and simplifying it.  So, we did that, we did that as well.

So, what that means is, our total enterprise value’s been reduced by 23%, from 140 million to 108 million.  The 2008 EBITDA multiple has now been reduced by 23%, from 7.3 to 5.6, and the ‘09 EBITDA multiple, which I think is probably the most logical one to look at because the deal closes the end of October—‘08 is really mostly behind you—is reduced from 5.6 to 4.6.  So, we’re basically buying this company by roughly four-and-a-half times cash flow, and think that, not only is that a great valuation, but I think the plan we have to grow this Company has never been in a better position than it is now.  The cash in the balance sheet post-closing will go up by $5 million, from 31.1 million to 36.1 million.  So, we’re really excited about those changes.  We’re excited about where we are with the business so far this year, as I said earlier.  I think we’ve created a very compelling platform to build on.  I think it fits perfectly with my background because we’re going to try to push this Company into targeting commercial customers, which is where I spent my last 30 years, is targeting commercial customers.  They have the technology and the expertise, and they’re recently—recently meaning over the last year-and-a-half—but they recently developed KA technology.  It’s something we can exploit in the commercial markets.  They’ve built, designed, tested, built and sold over a million KA systems, so they have a reputation that they should be able to follow perfectly into the commercial area, which obviously uses the same KA technology.

Also, as I mentioned in the first call, we want to exploit the technological shift in Europe and Asia to create new expansion opportunities for us.  I think combining PBI’s sweet spot of focusing on multi-band, multi-satellite, multi-orbit systems with our 30 years of experience in contacts from the European and Asian market, I think is a perfect mix.  And, lastly, as we mentioned in the last call, there’s a very fragmented commercial intent assistance market that’s ripe for consolidation.  We think this increase in the cash on the balance sheet, we think these changes that we’ve made positions the Company well for that consolidation.  And from everything we’ve seen, from the last time we talked to you three months ago, from everything we’ve seen out there, that consolidation opportunity is riper than it’s ever been.

So, with that, I’ll turn it over to Patrick Tangney, our CFO, to go over the numbers, and then I’ll be glad to come back and sum it up, and I’ll also be glad to talk to any of you while we’re on the road, come see any of you, or answer any of your questions over the next couple of weeks.  With that, I’ll turn it over to Patrick.

Patrick Tangney:                                                Thanks, David.  As David was mentioning, we are pretty excited about the transaction and the change in the terms is something that we think, coming from both PBI and from GMAC’s management is something that enhances what was already a very strong deal.  As David mentioned, looking at an enterprise value to EBITDA multiple adjusted for the one-time transaction costs that PBI has experienced this year, we got to a 4.6 times EBITDA multiple for ‘09 and a nine times adjusted P/E multiple.  That obviously is, from our perspective, pretty exciting given the high rate of growth of the company to be able to get a company below ten times P/E.  That translates on an adjusted EPS basis, too; $0.66 in 2008, and $0.92 in 2009, obviously, very strong growth.  Just in terms of looking at that in more detail, you may have a link on the site that you’re looking at which goes into a presentation that we filed with the SEC earlier this week.  To the extent you don’t, if you go on the sec.gov website, on the Edgar link under Granahan McCourt, you can find an 8-K that has a detailed presentation summing up some of the changes in the terms.  Similarly, we obviously have filed updated H1 numbers with the SEC that are contained in our S-4.  They’re also in the press release, which was filed in an 8-K and there’s also, I believe, on a link on the website that you’re looking at.

Just turning to the H1 results, as David was mentioning, revenue was up more than 20% to a little north of $71 million compared to a little north of $59 million for the first six months of 2007.  That increase was primarily due to an increase in sales volumes of PBI’s more sophisticated and higher-priced Slim Line products.  As you know from the S-4, PBI produced its multiple antenna systems.  The latest generation of those antenna systems, which include the Slim Line, obviously, are products which are more sophisticated and are higher-priced products.  That ongoing shift in mix to the latest generation of antenna systems, both for new gross adds and upgrades, of our existing customers is a key driver of growth of this company, and it’s something that we’re excited about given that’s a strong secular trend which, as you’ll see from looking at our MD&A and the S-4, historically, has experienced some pretty meaningful growth.

As David was saying the second quarter is historically our seasonally slowest quarter due to a lower rate of new DBS subscription additions following the holiday season as well as the impact of the Super Bowl and other major events, all of which contribute to pretty strong subscriber growth for the DBS providers at the end of the year and the first quarter.  As David mentioned, the first half of 2008’s revenue represents a little less than 45% of our projections for 2008 at 160 million in revenue, similar to the point in time last year at 59 million, which was also a little less than 45% of ‘07’s total revenue of 132 million.  We continue to feel strongly that our $160 million target for 2008 is going to be realized and, based on the trends we are seeing, it should be.  EBITDA, excluding any adjustment for one-time transaction expenses, we expect to be approximately $18 million and net income approximately 11 for the year as we’ve disclosed previously in presentations which are filed with the SEC and are included in our S-4.  Our 2008 revenue EBITDA and net income numbers do not include any potential acquisitions or other potentially significant events.  They are based on the current and expected performance of the business.

Gross profit for the first half of 2008 was 10.7 million, which was an increase of a little less than 19%, from 9 million for the first six months of 2007.  Gross profit margin was very stable at approximately 15.1% in the first half of 2008.  SG&A at 4.2% was up from 3.1 million in the first six months of 2007.  Increase in SG&A was primarily due to, as you can imagine, an increase in the professional services and related transaction fees that PBI has incurred as part of the proposed merger with GMAC, increased R&D expenses related to the launch of new products as PBI continues to develop new generations of antenna systems, increase in warehouse rent expense-related to meeting our customers’ logistical needs, an increase in personnel expenses related to the hiring of some new employees to support our current and future growth, and, obviously, as I mentioned, the professional services fees.  Excluding those fees SG&A would have been about 3.8 million, or 5.3% of revenue.

PBI has always, historically, had a strong control over costs that continue to be experienced in the first half of the year, and it’s something that we’ve always been very excited about with the company.  EBITDA was $7 million for the first half, up a little less than 10% from the same period in 2007, stripping out the one-time transaction-related expenses would be an increase of about 14% with an adjusted EBITDA margin of about 10.2% for that period.  Net income was 3.8 million, that was also up from the same period in 2007, and was at 5.3% of revenues.  Obviously, as you can see from the cost of sales and SG&A data, in the first quarter, there were a number of costs that we incurred including the transaction expenses, material costs were somewhat up.  Most of that was passed on to end customers but also had a limited impact on some of the margins, which we would expect to become normalized over time again.  In the press release, there is a table at the back which basically repeats the first half numbers of ‘08 versus 2007.  That data also is, of course, included in the S-4 that was recently filed with the SEC, and there is further data in there should you wish to get some further information.

But, just to conclude, we’re excited about the performance.  We’re on track.  Everything is looking good with the business and, you know, we’re basically on track for the budget that we’ve laid out and is continuing to generate strong cash flow, experiencing good growth, and it’s basically the pattern that we’ve been experiencing in the past continuing to date, and it’s reiterating the excitement around the company and the opportunity.

With that, I’ll turn it back over to David.  David?

David McCourt:                                                          Thanks.  Thanks, Patrick, and thank you, everyone, for joining us on the call.  I would just maybe end by saying, I think we’re very well positioned to exploit the current market, having the public (sp?) currency helps us do that.  A lot of companies in this, in all industries right now are looking for scale in this industry, as I said before, and this antenna systems market is ripe for consolidation.  So, I look forward to meeting you, any of you, on the road, answering questions you may have, and I look forward to seeing you again and talking to you on our next call.  And thank you so much for joining us.  On behalf of Philip, Patrick, and I, we’ll talk to you either on the road or on our next call.  Thank you.

Operator:                                                                                          Ladies and gentlemen, that does conclude our conference for today.  Thank you for your participation.  You may now disconnect.